CLOSING AND HOLDBACK AGREEMENT
                         ------------------------------


                                                                 January 7, 2000


     RE: DSI TOYS, INC./MERITUS INDUSTRIES, INC. AGREEMENT AND PLAN OF MERGER DATED OCTOBER 7, 1999

      Reference is made to that certain Agreement and Plan of Merger dated October 7, 1999 (the "Merger Agreement"), by and between DSI Toys, Inc. ("Buyer") and Meritus Industries, Inc. ("Meritus"), Meritus Industries, Ltd., Walter S. Reiling and Susan Reiling (Walter S. Reiling and Susan Reiling shall be referred to collectively as "Seller"). Any capitalized terms used herein and not defined have the meaning ascribed to them in the Merger Agreement.

     In connection with the consummation of the transactions contemplated by the Merger Agreement, the parties to the Merger Agreement hereby agree as follows:

     1.     Purchase  Price     The  Cash  Consideration  set  forth  in Section
            ---------------
4.1(i)  of  the  Merger  Agreement  is  hereby  amended  to  be  $884,033.82.

     2.     Credits  Holdback     At the Effective Time, Buyer shall deduct from
            -----------------
the Cash Consideration to be paid to Seller the sum of One Hundred Thousand Dollars ($100,000.00)(the "Cash Credits Holdback"), and Buyer shall deduct from the DSI Shares to be delivered to Seller 32,258 shares of DSI Common Stock (the "Stock Credits Holdback," which with the Cash Credits Holdback and the Stock Credits Holdback shall be referred to collectively as the "Credits Holdback"). The Credits Holdback shall be held by Buyer until the Credits are collected or 180 days has expired, as described below.

          2.1 After the Closing, Buyer shall use its best efforts to collect all Credits, which, as of the date of this Agreement, total $371,548.75. Buyer shall have the sole responsibility for the collection of the Credits, and Seller shall not take any action with respect to the Credits, except with the prior written consent of Buyer.


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          2.2 Buyer shall provide  Seller with monthly  statements,  on the 10th day of each month until the earlier of 180 days after the date of this Agreement or after the full amount of the Credits Holdback has been paid to Seller, of Credits collected (the "Monthly Statements"). Seller shall be entitled to reimbursement from the Credits Holdback for all Credits collected by Buyer in excess of $171,548.75 (the "Base Amount"). At such time as Buyer has collected Credits exceeding the Base Amount, each Monthly Statement shall be delivered to Seller along with a reimbursement of a portion of the Credits Holdback equal to the Credits collected within the prior thirty (30) day period. Any and all such payments due Seller shall be paid first from the Cash Credits Holdback. Thereafter, the balance of any such payments due Seller shall be paid by the issuance of Buyer's common stock from the Stock Credits Holdback, based upon a per share price of $3.10. In no event shall Buyer be obligated to make payment to Seller pursuant to this Section 2 in excess of the Credits Holdback.

          2.3 Notwithstanding anything in this Section 2, all Credits shall have been collected by Buyer within 180 days after the date of this Agreement. If, after 180 days from the date of this Agreement, all of the Credits have not been collected by Buyer, then any and all sums then remaining in the Credits Holdback shall be retained by Buyer.

     3.     Discounts  and  Working Capital Holdback.     At the Effective Time,
            -----------------------------------------
Buyer shall withhold from the DSI Shares to be delivered to Seller an additional 64,516 shares of DSI Common Stock (the "Discount Holdback"). The Discount Holdback shall be held by Buyer until the final determination of the discounts, markdowns and allowances arising from sales made by Meritus in calendar year
1999 and not accrued in the financial statements of Meritus prior to the Effective Time (the "Discounts"), and the final determination of the accuracy of the Settlement Statement, as described below.

          3.1 After the Effective Time, Buyer shall use its best efforts to determine the Discounts. Buyer shall have the sole responsibility for negotiation of the Discounts with Meritus's former customers, and Seller shall not take any action with respect to the Discounts or the former customers of Meritus, except with the prior written consent of Buyer. Any Discount totaling in excess of $10,000.00 shall be approved in advance by
     E. Thomas Martin on behalf of Buyer.

          3.2 After the Effective Time, Buyer shall use its best efforts to determine the amount of the Working Capital as of the Effective Time, and to confirm the information set forth in the Settlement Statement.

          3.3 Buyer shall deliver to Seller no later than June 7, 2000, a schedule with reasonable supporting materials providing the final computation of the Discounts (the "Discounts Schedule") and a schedule with reasonable supporting materials providing the final computation of the Working Capital as of the Effective Time (the "Working Capital Schedule"). Buyer shall pay to Seller, no later than June 15, 2000, the Discount Holdback, less (i) the amount by which the Working Capital reported by Meritus in the Settlement Statement exceeds the amount set forth in the Working Capital Schedule; and (ii) the amount by which the Discounts exceed the sum of $200,000.00. Any such payments due Seller shall be paid by the issuance of Buyer's common stock from the Discount Holdback, based upon a per share price of $3.10. In no event shall Buyer be obligated to make payment to Seller pursuant to this Section 3 in excess of the Discount Holdback. In no event shall Buyer's obligations pursuant to this Section 3 exceed the amount of the Discount Holdback; provided, however, that nothing herein shall preclude Seller from asserting its rights and remedies under the Merger Agreement.


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     4.     Automobiles.     Seller,  jointly and severally, shall hold harmless
            -----------
and indemnify Buyer from and against , and shall compensate and reimburse Buyer for, any Damages which are directly or indirectly suffered or incurred by Buyer or to which Buyer may otherwise become subject to or at any time which may arise directly or indirectly from or are connected with the following automobile leases, pursuant to which Meritus and/or its employees leased certain automobiles prior to the Effective Time: (i) lease of 1999 Mercedes from Banc One; (ii) lease of 1999 Saab from Chase Manhattan Bank; (iii) lease of 1999 Infinity from Key Bank; and (vi) lease of 1998 Cadillac from General Motors Acceptance Corporation. Any and all such Damages shall be borne by Seller on a dollar-for-dollar basis, exclusive of the threshold and ceiling on Damages contained in Section 9.3 of the Merger Agreement. Buyer shall have the option of recovering any and all such Damages by means of a direct setoff against any and all sums due under the Note.

     5.     401(k)  Plan.     Seller, jointly and severally, shall hold harmless
            ------------
and indemnify Buyer from any and all Damages, including interest expenses, arising in any manner from Seller's failure to fully fund the 401(k) Plan prior to the Effective Time. Seller hereby confirms that Meritus has fully funded any and all sums due under the 401(k) Plan. Any and all such Damages and interest expenses shall be borne by Seller on a dollar-for-dollar basis, exclusive of the threshold and ceiling on Damages contained in Section 9.3 of the Merger Agreement. Buyer shall have the option of recovering any and all such Damages by means of a direct setoff against any and all sums due under the Note.

     6.     Subsidiary  Transfers.     Seller shall use Seller's best efforts to
            ---------------------
cooperate with Buyer, at Buyer's sole cost and expense, to cause to be delivered to Buyer all original stock certificates of Meritus' Subsidiaries, and any and all instruments or documents reasonably requested by Buyer to transfer the shares of Meritus' Subsidiaries to Buyer.

     7.     Chevrolet  License.     Seller,  jointly  and  severally,  hereby
            ------------------
represent and warrant that neither Seller nor Meritus has knowledge of or reason to believe that there has been or will be any request or demand by Chevrolet Motor Division for any fee or charge, other than a $250 application fee, to effect the assignment of that certain Trademark License Agreement by and between Chevrolet Motor Division and Meritus dated on or about January 8, 1998. Seller shall indemnify and hold harmless Buyer for any Damages resulting from Seller's breach of the representation in this Section 7, which shall be borne by Seller on a dollar-for-dollar basis, exclusive of the threshold and ceiling on Damages contained in Section 9.3 of the Merger Agreement. Buyer shall have the option of recovering any and all such Damages by means of a direct setoff against any and all sums due under the Note.

     8.     Miscellaneous  Provisions.
            -------------------------

          8.1 Seller agrees to furnish Buyer with any documents or records in Seller's possession or control that may be reasonably requested by Buyer to calculate and/or confirm the Credits, Discounts and/or Working Capital.

          8.2 The covenants contained in this Agreement shall survive the Closing Date without limitation.

          8.3 This Agreement may be executed in counterpart, and facsimile signatures shall be deemed originals.


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     9.     New  Li & Fung Debt.     Buyer shall pay the New Ling & Fung Debt of
approximately $508, 404 on or before January 31, 2000. Buyer shall indemnify and hold harmless Seller for a breach of this covenant in the manner provided in
Section  9.5  of  the  Merger  Agreement.


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     IN  WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


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"DSI"                                     "MERITUS"

DSI TOYS, INC., A TEXAS CORPORATION       MERITUS INDUSTRIES, INC., A NEW JERSEY
                                          CORPORATION



By:_________________________________      By:________________________________
Name:_______________________________      Name:______________________________
Title:______________________________      Title:_____________________________



                                          By:  /S/  WALTER  S.  REILING
                                             --------------------------
                                               WALTER  S.  REILING



                                          By:  /S/  SUSAN  REILING
                                             ---------------------
                                          By:  SUSAN  REILING


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